EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-204286, 333-204285, 333-188735, 333-108128 and 333-166507) and Form S-3 (Nos. 333-204450 and 333-204287) of Cott Corporation of our report dated March 4, 2015, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter described in the fourth paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is November 23, 2015 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

November 23, 2015